EXHIBIT 99

SUPERIOR BANCORP ELECTS BOARD MEMBERS;
APPROVES REVERSE STOCK SPLIT

BIRMINGHAM, AL - April 23, 2008 - Superior Bancorp (NASDAQ: SUPR) announced today at its annual meeting that its stockholders have elected its Board of Directors for 2008 and approved a 1-for-4 reverse split of the company’s common stock.

At the annual meeting, the following persons were elected to Superior’s Board of Directors: C. Stanley Bailey, Chairman and Chief Executive Officer, C. Marvin Scott, President, Rick D. Gardner, Chief Operating Officer, Roger Barker, Thomas E. Jernigan, Jr., James Mailon Kent, Jr., Mark A. Lee, James M. Link, Peter L. Lowe, John C. Metz, D. Dewey Mitchell, Barry Morton, Robert R. Parrish, Jr., Charles W. Roberts III, and James C. White, Sr. All such persons were previously serving as directors.

Stan Bailey, Chairman and CEO, commented, “I am a strong believer that our board should be representative of all of our major markets and significant investor groups. I am confident that these gentlemen will continue to be outstanding directors as they share the common goal of helping to make Superior Bank known for its superior people delivering superior products that will generate superior value for its customers and shareholders.”

Shareholders also approved the 1-for-4 reverse stock split at the annual meeting. As a result of the company’s bank acquisition program completed in 2007, the number of outstanding Superior shares is significantly higher than is typical for its peer banks. Because the number of shares affects market value per share, book value per share, tangible book value per share, and earnings per share, reducing the number of outstanding shares of Superior Bancorp to peer levels is expected to:

•	facilitate easier comparison of Superior Bancorp to its peer banks with respect to those measurements affected by the number of outstanding shares;

•	broaden the pool of investors that are interested in investing in Superior Bancorp by attracting new investors who would prefer not to invest in shares that trade in single digits;

•	make Superior common stock a more attractive investment to institutional investors;

•
reduce the relatively high transaction costs and commissions incurred by Superior’s stockholders due to the high number of shares outstanding and the corresponding relatively low per-share trading price; and

•	make the impact of Superior’s operational improvements more transparent by enhancing the visibility of any changes to Superior’s reported earnings per share.

Shortly, shareholders will receive an instructional letter directly from Superior’s stock transfer agent with regards to issuance of new stock certificates. As of April 28, the NASDAQ market will quote the market value of Superior Bancorp (SUPR) on a post-split basis.

About Superior Bancorp

Superior Bancorp is a $3.0 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank. Superior Bank has 74 branches with 43 locations throughout the state of Alabama and 31 locations in Florida. Superior Bank currently has two new branches planned for North Alabama and Central Alabama during the remainder of 2008 in addition to the 19 that have opened since September 2006.

Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this press release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; and (12) regulatory, legal or judicial proceedings.  If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).